Exhibit 2

                    REDACTED VERSION OF TRANSITION AGREEMENT

[***] Indicates information omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.


                              TRANSITION AGREEMENT


This Transition Agreement (the "Agreement") is made and entered into as of the ______ day of ___________, 2003 by and among Grubb & Ellis Company, a Delaware corporation with offices at 2215 Sanders Road, 4th Floor, Northbrook, IL 60062 ("G&E"), Business Real Estate Brokerage Company, a California corporation dba BRE Commercial, with offices at 4380 La Village Drive, Suite 200, San Diego, California 92122 ("BRE"), BRE Phoenix, LLC, an Arizona limited liability company ("BRE Phoenix") and BRE Commercial, LLC, an Arizona limited liability company, with offices at 2375 E. Camelback Road, Suite 300, Phoenix, AZ 85016-3424 ("Newco"). G&E, BRE and BRE Phoenix may be collectively referred to as the "Investors." G&E, BRE, BRE Phoenix and Newco are sometimes each individually referred to as a "Party" and collectively as the "Parties".

     1. Purpose. The Investors have had various discussions concerning the investment in a new commercial real estate brokerage business (i.e., Newco) to be operated in Phoenix, Arizona. The purpose of this Agreement is to document the agreement of the Parties with respect to the formation of such business, as well as certain issues that will arise in connection with the winding up of the Phoenix office of G&E and the commencement of operations of Newco.

     2. Formation of Newco. On or before April 2, 2003 (the "Effective Date") BRE and BRE Phoenix shall have formed Newco as a limited liability company organized under the laws of the State of Arizona, and shall have entered into a Limited Liability Company Operating Agreement in substantially the form attached hereto as Exhibit A1, with such changes thereto as may have been approved by BRE and BRE Phoenix (the "Operating Agreement"). The Operating Agreement shall establish the terms and conditions pursuant to which each of BRE and BRE Phoenix shall make an investment in Newco, and shall provide for the management of the business of Newco.

     3. Option to Invest in Newco. On or before the Effective Date, the Parties shall enter into an Option Agreement substantially in the form of Exhibit B, with such changes as may have been approved by the Parties ("the Option

          Agreement"), under which Grubb & Ellis, through a subsidiary or affiliated company, shall have the option without cost until May 15, 2003, to invest $400,000 in Newco. The Option Agreement will require that upon exercise of the option, the Parties will amend and restate the Operating Agreement in the form of attached Exhibit A2

     4. Sublease. On or before the Effective Date, G&E and Newco shall have entered into a sublease (the "Sublease"), in substantially the form attached hereto as Exhibit B, with respect to a portion of those premises commonly known as Suite 300 in that certain office building known as "24th At Camelback", 2375 East Camelback Road, Phoenix, Arizona. The terms and conditions pursuant to which G&E shall sublease such space to Newco shall be governed by the Sublease. Pursuant to the terms of the Sublease, Newco shall have the right to use certain items of furniture, fixtures and equipment during the term of the Sublease, and shall have an option to purchase such items upon the expiration or termination of the Sublease.

     5. Affiliation Agreement. On or before the Effective Date, Newco shall have entered into a Commercial Real Estate Brokerage Affiliation Agreement (the "Affiliation Agreement"), in substantially the form attached hereto as Exhibit C, with Grubb & Ellis Affiliates, Inc., a wholly owned subsidiary of Grubb & Ellis Company ("GEA"). The Affiliation Agreement, together with any amendments or exhibits thereto, shall govern the terms and conditions pursuant to which Newco shall act as the Grubb & Ellis family member for the Phoenix, Arizona market and participate in the marketing and referral programs administered by GEA.

     6.   Transition of Employees.

                    (a) For the purposes of this Agreement, the term "Phoenix Office" shall mean the commercial real estate brokerage transaction services business of G&E operated out of its office in Phoenix, Arizona, and shall exclude any property management or facilities management business or persons engaged in the business of property management or facilities management out of that office. The term "Employees" shall mean all persons employed by the Phoenix Office on a full-time or part-time basis as of March 1, 2003, but shall exclude all those persons retained by the Phoenix Office as independent contractor real estate brokers or salespersons as of the such date.

                    (b) Prior to the Effective Date, Newco shall have extended offers of employment to all Employees of the Phoenix Office. G&E shall manage the Employees prior to the Effective Date. Subject to G&E's right to terminate an

                              Employee for cause, G&E shall permit all Employees to remain in the employment of G&E until the Effective Date. On the Effective Date, G&E shall terminate the employment of all such Employees and shall cooperate with and use commercially reasonable efforts to assist Newco in its efforts to secure reasonably satisfactory employment arrangements with the Employees. G&E shall pay no severance compensation to any Employee. Newco shall indemnify and hold G&E, and its shareholders, directors, officers and employees harmless from and against any and all loss, damage, liability or expense, including but not limited to attorney's fees and litigations expenses, arising out of any claims of any Employee for severance compensation or other benefits arising out of the termination of that Employee's employment with G&E, including claims of any Employee that Newco has failed to hire, but excluding claims that G&E has failed to pay accrued vacation time in accordance with paragraph
                              (c) of this Section and any claims that arose prior to the termination of the Employee's employment with G&E. Newco shall use reasonable efforts to induce each Employee to sign a waiver in the form attached hereto as Exhibit D.

                    (c) If any Employee has accrued but unused vacation time at the time his or her employment is terminated, G&E shall pay for such time in accordance with standard G&E company policies and procedures.


                    (d) G&E shall be responsible for all of the G&E employee benefit plans ("Employee Plans") listed on Schedule 1 to this Agreement, and all obligations and liabilities thereunder. Any individual who is covered under any Employee Plan that constitutes a "group health plan" within the meaning of Section 5000(b)(a) of the Internal Revenue Code pursuant to the provisions of Part 6 of Title I, subtitle B of ERISA or Section 4980B of the Code as of the Closing Date shall continue to be covered under such group health plan after the Closing Date, to the extent required by such Code sections or other applicable law. Otherwise, after the Effective Date, no Employee will be covered by or eligible for any benefits under any Employee Plan in which such Employee participates, provided, however, that to the extent such Employee has rights under any Plan, nothing in this Agreement will impair those rights.

                    (e) If any Employee has been advanced vacation pay, the amount of the advance will be deducted from that Employee's final paycheck. Any Employee on disability leave as of the Effective Date shall remain an Employee of G&E until the disability period has ended.

     7.   Transition of Independent Contractors.

                    (a) For the purposes of this Agreement, the term "Salesperson" shall mean those independent contractor real estate salespersons who have entered into an Independent Contractor Agreement, as well as Employee salespersons who have entered into an Employment Agreement with G&E and who have been associated with the Phoenix Office and remain associated with the Phoenix Office as of the Effective Date. G&E shall not terminate its agreement with any Salesperson, except for cause, prior to the Effective Date.

                    (b) On the Effective Date, the association of all Salespersons with the Phoenix Office shall be terminated. In connection therewith, each of the Salespersons shall have executed and delivered to G&E a Termination Agreement, in G&E's standard form, with such changes thereto, if any, as are necessary to conform such agreement to the terms of this Agreement.

                    (c) On or before the Effective Date, Newco shall apply for and become licensed as a Real Estate broker in the State of Arizona. G&E will cooperate with Newco in the transfer from G&E to Newco of all Salespersons' real estate licenses.

                    (d) G&E has, from time to time, made loans or advances to or for the benefit of certain Salespersons ("Salesperson Loans"). A list of all such Salespersons and the amount of their respective Salesperson Loans is attached hereto as Exhibit D and by this reference made a part hereof. The Salesperson Loans generally, by their terms, become due and payable upon the termination of the salesperson's employment or affiliation with G&E. In lieu of declaring such loans to be immediately due and payable, within 10 days after the Effective Date, Newco will purchase from G&E any Salesperson Loan remaining outstanding on such date. The purchase price for any loan shall be the principal balance of such loan plus any interest that has accrued thereon and which remains unpaid. Upon payment of the purchase price for any loan, G&E will assign to Newco its interest in any promissory note or other document or agreement evidencing or securing such loan

     8.   [***]

     9.   [***]

     10.  [***]

     11. Technology and Other Vendor Contracts. To the extent that the Phoenix Office, prior to the Effective Date, licensed or purchased data base programs, information, software, publications or services specifically for the Phoenix or Arizona real estate markets, and not as a part of a national contract procured by G&E, G&E will use commercially reasonable efforts, at no cost to G&E, to assign such contracts to Newco. To the extent such agreements are assignable, Newco shall assume such contracts and perform them according to their terms, and shall comply with any restrictions as to the use of any data, service or product supplied by the applicable vendor. Newco shall be responsible for and shall pay any costs relating to such contracts that first become due and payable on or after the Effective Date. Newco shall hold G&E harmless from and indemnify G&E against any claims arising out of any violation of any and all such contracts occurring on or after the Effective Date. With respect to any contracts with data, software or other vendors that are part of national contracts signed by G&E at the corporate level, G&E shall seek the right, for the remaining term of the applicable data or other contract, to sublicense such data or software to Newco, or otherwise allow Newco to access the data, software or services, and if such right is granted, shall make such data, software or services available to Newco. Any costs in respect of such national contracts that are specifically allocable to the Phoenix market will be passed through to Newco without mark-up. Newco shall hold harmless and indemnify G&E from any loss, damage, liability or expense relating to any alleged breach of any such vendor agreement arising out of an act or omission of Newco or Newco personnel after the Effective Date. Nothing herein shall obligate G&E to (i) renew any license agreement or other vendor contract for the benefit of Newco (provided that G&E shall endeavor to inform Newco of the expiration date of any such existing agreement);
          (ii) assign any vendor contract to Newco except with the prior consent of the Vendor; or (iii) allow Newco access to any data, software, publications or services licensed or subscribed for by G&E if G& E, in good faith, believes


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

          that allowing such access would violate or potentially violate the terms of any license or other agreement by which G&E is bound. If G&E is denied the right to assign, sublicense, sell or transfer any such agreement to Newco, and is denied the right to allow Newco to access or use the software, information or services for which G&E has contracted, it shall be Newco's responsibility to contract directly for such any information, software, services or publications that Newco deems necessary for the conduct of its business. If G&E is granted the right to assign any such vendor contract, or to sublicense any data or software to Newco, such assignment shall be "As-Is, Where-Is, With All Faults", and without any warranty or representation of any kind.

     12.  [***]

     13. eNet. For so long as the Affiliation Agreement shall be in effect, Newco shall have access to the eNet in accordance with the terms of the Affiliation Agreement.

     14. Equipment and Hardware and Related Services. Pursuant to the terms of the Sublease, G&E shall provide Newco with access to, and the right and license to use, certain furniture, fixtures, equipment and hardware owned by G&E, including but not limited to the office furniture owned by G&E and utilized as part of the Phoenix Office, the telephone system hardware utilized by the Phoenix Office, all computer equipment (including desk top and lap top personal computers and any printers), typewriters, binding equipment or other office equipment owned by G&E and used by the Phoenix Office ("Equipment"). A schedule of all such Equipment shall be prepared by BRE Phoenix and, subject to the reasonable approval of G&E, shall be appended to this Agreement and to the Sublease. Newco shall be responsible for purchasing or leasing, at its sole expense, any other hardware, furniture or equipment which Newco, in its discretion, deems necessary or desirable for the conduct of its business. Newco shall be responsible for any telecommunications services, including local and long-distance, voice and data, and internet connection services, necessary for the operation of any equipment, whether such equipment was provided by G&E or obtained directly by Newco. The parties shall seek to assign the leases of any "Blackberries" or cellular telephone equipment, and/or any contracts for cellular telephone or other service necessary to operate such equipment, to those former Employees or Salespersons currently utilizing such equipment, provided that if such assignments are not permitted by the lessor or service provider, such equipment shall be returned to G&E. G&E makes no representations or warranties concerning any of the Equipment, including any warranty of merchantability or fitness for particular purposes, all of which are hereby disclaimed. Newco shall accept all equipment "As-Is" and "Where-Is". Newco shall be responsible for any costs relating to the use of such equipment after the Effective Date. Newco shall hold G&E harmless from, and indemnify G&E against, any and all loss, damage, liability or expense arising out of the use of any such equipment by Newco or Newco personnel after the Effective Date.

     15. Accounting and Financial Software/ Cooperation. G&E maintains certain proprietary accounts receivable and revenue processing and tracking software and systems which are proprietary to G&E. Newco shall not be provided with access to such software or systems following the Effective Date. Notwithstanding the foregoing, Newco and G&E shall cooperate, in good faith, in a commercially reasonable manner, and provide each other with such information and data which the other reasonably needs to collect money, resolve disputes, or otherwise to conduct their businesses. The receiving Party shall reimburse any costs to the providing Party.

     16. Due Organization and Authorization. Each of the Parties represents and warrants to the other that it is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its organization. Each of the Parties has the requisite power and authority to carry on its business as contemplated by this Agreement. Each of the Parties has the full legal rights, power and authority to enter into, execute and deliver this Agreement, and as appropriate the Operating Agreement, Option Agreement, Sublease, Affiliation Agreement and any other documents or agreements to be executed by each respective Party in connection herewith (collectively, the "Related Documents") and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of the Parties or their governing bodies.

     17.  [***]

     18. GEMS. It is understood and acknowledged that G&E is subleasing to Newco only a portion of the space previously occupied by G&E and its subsidiaries in Phoenix, Arizona, and that Newco and G&E presently intend that the remainder of such space will continue to be occupied by Grubb & Ellis Management Services, Inc. ("GEMS"). For so long as the Sublease remains in effect, Newco will provide GEMS with access to e-mail and with internet access via Newco's hardware. GEMS shall continue to use existing direct dial and main switchboard telephone numbers at no cost to GEMS. Suite signage shall indicate that GEMS occupies the space as a separate entity. Subject to the consent of the Landlord, GEMS will be entitled to a separate listing in the building directory and separate building signage. GEMS shall pay its pro-rata share of operating expenses for shared office services such as photocopies, fax machines, switchboard, long distance service and kitchen supplies. GEMS will be billed for those shared services on a monthly basis. Any costs associated with the construction of separate demising walls, should


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

          the Parties deem such construction necessary, shall be allocated among the Parties in accordance with the terms of the Sublease.

     19.  [***]

     20. Confidentiality. As a material inducement to entering into this Agreement, each Party agrees that neither it, nor any of its employees, officers, directors, shareholders or managers will, except as to their attorneys, accountants and members of their own organizations on a need-to-know basis, and unless required by applicable law, administrative rule, regulation, court order or order of other governmental authority having appropriate jurisdiction, or otherwise permitted by express written permission from all of the other Parties, disclose to anyone any information regarding the terms of this Agreement or the Operating Agreement to be entered into by the Parties, provided that the Parties may disclose that there has been a reorganization of the office on terms mutually acceptable to the parties, and that Newco remains a member of the G&E Family (as that term is defined in the Affiliation Agreement), and the parties may further disclose the information set forth in Exhibit H announcing the existence of the relationship. It is understood that --------- BRE Phoenix also desires to disclose certain information about the terms of this Agreement, and other information, to individuals desiring to invest in BRE Phoenix ("BRE Offeree(s)"). BRE Phoenix may not disclose the terms of this Agreement to any BRE Offeree unless such BRE Offeree shall have agreed in writing in a confidentiality agreement to be bound by the provisions of this paragraph to the same extent as if they were parties to this Agreement. BRE Phoenix shall also be responsible for the reasonable enforcement of compliance with any such confidentiality agreement on the part of a BRE Offeree. If a Party is served with a Subpoena or similar official request for information in connection with any legal or governmental or regulatory proceeding, such Party shall provide all other Parties with prompt notice thereof so that such Party(ies) may seek an appropriate protective order preventing the disclosure.. It is further understood an agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by a party or any of its representatives and that any of the Parties shall be entitled to equitable relief, including injunction and specific performance, as a remedy for such breach, in additions to any other remedies available at law or in equity.

     21. Trade Secrets. The Employees and Salespersons to be hired by Newco have had access to certain information that is proprietary to G&E and not publicly available, including, among other things, the terms of the Affiliation Agreement, the Related Documents, the Grubb & Ellis Corporate Identity System Manual, the Grubb & Ellis and GEA referral policies, computer software, copyrighted materials, information about G&E's products, materials, methods, practices, procedures, concepts invented and/or owned by GEA or G&E, finances, client lists, and information concerning the marketing


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

          of G&E services (collectively "Trade Secrets"). Except as otherwise provided in or allowed by this Agreement or the Affiliation Agreement, Newco shall not use, and shall take any and all reasonable measures to prevent any Employees or Salespersons from using, any of G&E's Trade Secrets after the Effective Date, but shall return, and shall require all Employees and Salespersons to return immediately to G&E, any documents or materials containing any Trade Secrets, whether such materials exist in hard copy, electronic, magnetic or other format or media. Reasonable measures to be taken by Newco to maintain the security of the Trade Secrets shall include, but not be limited to Newco entering into an appropriate non-disclosure agreement with its Salespersons and Employees, and requiring any and all Salespersons and Employees who leave the employ of Newco to return to Newco any and all materials containing Trade Secrets. The section shall be deemed to have been complied with in connection with the offering of Units in the BRE Phoenix, if Newco has taken all reasonable measures to assure the confidentiality of such information, including requiring that any potential investor receiving the private placement memorandum for that offering delivers to BRE Phoenix a confidentiality agreement reasonably satisfactory to G&E.

     22. Miscellaneous. This Agreement along with the Exhibits, attachments and Related Documents, constitutes the entire agreement between the Parties hereto and supersedes all prior negotiations, communications, discussions, representations, warranties and correspondence concerning the subject matter hereof. This Agreement may be executed in any number of counterparts, and it shall be amended or modified only by a written instrument executed by each Party hereto. There shall be no third party beneficiaries of this Agreement. The undersigned warrant and represent that they have due authority to sign this Agreement on behalf of their respective organizations. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona, without regard to the principles of conflicts of laws thereof. If any provision of this Agreement shall be prohibited by or deemed invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement. This Agreement shall not be construed for or against any Party hereto. All of the representations, warranties, covenants and agreements contained in this Agreement have been relied on by the Parties and shall survive the termination of this Agreement.

     23.  [***]

     24. Disputes. In the event of a dispute regarding any provision of this Agreement or the respective obligations of the Parties hereunder, the Parties agree that they shall attempt to resolve such dispute promptly by negotiation. Each Party to the dispute shall appoint one person to negotiate on its behalf, with person shall be an officer of that respective entity and shall be authorized to act on its behalf. If the parties shall, following a good faith effort, be unable to agree on a resolution of the dispute, the parties agree that such dispute shall be settled by arbitration, in accordance with the terms and procedures set forth in Section 15(b) of the Affiliation Agreement.

     25. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed certified mail, return receipt requested or first class postage prepaid, or by facsimile with electronic confirmation, as follows:

                    (a)       If to G&E,

                              Grubb & Ellis Company
                              2215 Sanders Road
                              4th Floor
                              Northbrook, IL 60062
                              Attention: General Counsel

                    (b)       If to BRE:

                              BRE Commercial
                              4380 La Village Drive, Suite 200
                              San Diego, CA 92122
                              Attention: John D. Frager


                    (c)       If to BRE Phoenix:

                              2375 E. Camelback Road
                              Ste 300
                              Phoenix, AZ 85016-3424
                              Attention:  Don Morrow

                    (d)       If to Newco:

                              BRE Commercial, LLC
                              2375 E. Camelback Road
                              Ste 300
                              Phoenix, AZ 85016-3424
                              Attention:  Don Morrow


               or to such other address or attention of such other person as either party shall advise the other party in writing. All notices and other communications given pursuant to this Agreement shall be deemed to have been given on the date of receipt.

     26. Further Assurances. From time to time, each Party will execute and deliver such further instruments and will take such other action as any other Party reasonably may request in order to discharge and perform their obligations as contemplated pursuant to this Agreement.

     27. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

In Witness Whereof, and intending to be legally bound hereby, the parties have entered into this Transition Agreement as of the day and year first written above.


GRUBB & ELLIS COMPANY



By:
       ------------------------
Name:
       ------------------------
Title:
       ------------------------

BUSINESS REAL ESTATE BROKERAGE COMPANY,
dba BRE Commercial


By:
       ------------------------
Name:
       ------------------------
Title:
       ------------------------



BRE COMMERCIAL, LLC, an
Arizona limited liability company


By:
       ------------------------
Name:
       ------------------------
Title:
       ------------------------


BRE PHOENIX, LLC, an Arizona limited
Liability company



By:
       ------------------------
Name:
       ------------------------
Title:
       ------------------------


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